                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO._________)*


                         Coeur d'Alene Mines Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    192108108
                   -------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]  Rule 13d-1(c)

       [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
192108108

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1.   Name of Reporting Persons:
     Lonestar Partners L.P.

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions):
     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Delaware
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           4,443,704 (See Item 4)
Each Reporting Person
With                       -----------------------------------------------------
                           6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                4,443,704 (See Item 4)
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     4,443,704 (See Item 4)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions) [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     5.7% (See Item 4)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     PN
--------------------------------------------------------------------------------

CUSIP No.
192108108

--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Southampton Capital Partners, L.P.

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions):
     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Texas
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           4,443,704 (See Item 4)
Each Reporting Person
With                       -----------------------------------------------------
                           6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                4,443,704 (See Item 4)
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     4,443,704 (See Item 4)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions) [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     5.7% (See Item 4)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     PN, HC
--------------------------------------------------------------------------------

CUSIP No.
192108108

--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Southampton Capital LLC

         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions):
     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     Texas
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           4,443,704 (See Item 4)
Each Reporting Person
With                       -----------------------------------------------------
                           6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                4,443,704 (See Item 4)
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     4,443,704 (See Item 4)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions) [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     5.7% (See Item 4)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     OO, HC
--------------------------------------------------------------------------------

CUSIP No.
192108108

--------------------------------------------------------------------------------
1.   Name of Reporting Persons:
     Jerome L. Simon
         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
     2.  Check the Appropriate Box if a Member of a Group (See Instructions):
     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:
     United States
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power:
Beneficially Owned By           4,443,704 (See Item 4)
Each Reporting Person
With                       -----------------------------------------------------
                           6.   Shared Voting Power:
                                0
                           -----------------------------------------------------
                           7.   Sole Dispositive Power:
                                4,443,704 (See Item 4)
                           -----------------------------------------------------
                           8.   Shared Dispositive Power:
                                0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     4,443,704 (See Item 4)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions) [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     5.7% (See Item 4)
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):
     IN, HC
--------------------------------------------------------------------------------

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CUSIP No.
192108108

ITEM 1.

         (a)      Name of Issuer:
                  Coeur d'Alene Mines Corporation

         (b)      Address of Issuer's Principal Executive Offices:
                  505 Front Avenue, P.O. Box I
                  Coeur d'Alene, Idaho 83816

ITEM 2.

         (a)      Names of Persons Filing:
                  (i) Lonestar Partners L.P., a Delaware limited partnership,
                  (ii) Southampton Capital Partners, L.P., a Delaware limited partnership, (iii) Southampton Capital LLC, a Delaware limited liability company and (iv) Jerome L. Simon, an individual

         (b)      Address of Principal Business Office:
                  8 Greenway Plaza, Suite 800
                  Houston, Texas 77046

         (c)      Citizenship:
                  See row 4 of each filer's cover page

         (d)      Title of Class of Securities:
                  Common Stock, par value $1.00 per share

         (e)      CUSIP Number:
                  192108108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS:

         (a)      [ ]      A Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o);

         (b)      [ ]      A Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c);

         (c)      [ ]      An Insurance company as defined in section 3(a)(19)
                           of the Act (15 U.S.C. 78c);

         (d)      [ ]      An Investment company registered under section 8 of
                           the Investment Company Act of 1940 (15 U.S.C 80a-8);

         (e)      [ ]      An investment adviser in accordance with Section
                           240.13d-1(b)(1)(ii)(E);

         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)      [ ]      A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)      [ ]      A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ]      A group, in accordance with Section 240.13d-1(b)(1)
                           (ii)(J).

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CUSIP No.
192108108

ITEM 4.        OWNERSHIP

         (a)      Amount beneficially owned:
                  4,443,704 shares of common stock, all of which are issuable to Lonestar Partners L.P. upon conversion of $5,999,000 principal amount of 13 3/8% Convertible Senior Subordinated Notes due 2003 issued to Lonestar Partners L.P. pursuant to that certain indenture, dated as of May 31, 2002, between Coeur d'Alene Mines Corporation and The Bank of New York (assuming a conversion rate of $1.35 principal amount per share of common, which conversion rate is subject to adjustment).

         (b)      Percent of class:
                  5.7%, calculated based on 78,402,645 shares of common stock outstanding, which number is calculated by adding (i) 73,958,941 (the number of shares of common stock outstanding as of May 31, 2002 according to counsel to Coeur d'Alene Mines Corporation) and (ii) 4,443,704 (the number shares of common stock issuable to Lonestar Partners L.P. upon conversion of $5,999,000 principal amount of 13 3/8% Convertible Senior Subordinated Notes due 2003 issued to Lonestar Partners L.P. pursuant to that certain indenture, dated as of May 31, 2002, between Coeur d'Alene Mines Corporation and The Bank of New York (assuming a conversion rate of $1.35 principal amount per share of common, which conversion rate is subject to adjustment)).

         (c)      Number of shares as to which each filer has:

                  (i)      Sole power to vote or to direct the vote:
                           4,443,704

                  (ii)     Shared power to vote or to direct the vote:
                           0

                  (iii) Sole power to dispose or to direct the disposition of: 4,443,704

                  (iv) Shares power to dispose or to direct the disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Jerome L. Simon is the managing member and control person of Southampton Capital LLC. Southampton Capital LLC is the general partner of Southampton Capital Partners, L.P. Southampton Capital Partners, L.P. is the general partner of Lonestar Partners L.P.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

CUSIP No.
192108108

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.       CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.
192108108

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 5, 2002

                                         LONESTAR PARTNERS L.P.

                                         By:  Southampton Capital Partners, L.P.

                                         By:  Southampton Capital LLC


                                         By:  /s/ Jerome L. Simon
                                              ----------------------------------
                                         Name:   Jerome L. Simon
                                         Title:  Managing Member


                                         SOUTHAMPTON CAPITAL PARTNERS, L.P.

                                         By:  Southampton Capital LLC


                                         By:  /s/ Jerome L. Simon
                                              ----------------------------------
                                         Name:   Jerome L. Simon
                                         Title:  Managing Member


                                         SOUTHAMPTON CAPITAL LLC


                                         By:  /s/ Jerome L. Simon
                                              ----------------------------------
                                         Name:   Jerome L. Simon
                                         Title:  Managing Member


                                         JEROME L. SIMON


                                         /s/ Jerome L. Simon
                                         ---------------------------------------
                                         Jerome L. Simon, an individual